Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

December 17, 2020

Equity Residential Appoints Angela Aman to Board of Trustees

Chicago, IL – December 17, 2020 - Equity Residential (NYSE: EQR) today announced the appointment of Angela Aman to the Company’s Board of Trustees to serve until the next annual meeting of shareholders. Ms. Aman, who will serve on the Company’s Audit Committee, qualifies as an independent trustee under the New York Stock Exchange’s listing standards and an audit committee financial expert as defined by the Securities and Exchange Commission.

Ms. Aman, 41, has served as Executive Vice President, Chief Financial Officer and Treasurer of Brixmor Property Group (NYSE: BRX), since May 2016. In this role she is responsible for strategic planning, management of all accounting and financial functions as well as investor relations and information technology. She previously served as the Chief Financial Officer for two other retail property owners as well as a Portfolio Manager with RREEF, a large real estate equity investor. Ms. Aman received a B.S. from the Wharton School, University of Pennsylvania.

“We are pleased to welcome Angela to our Board and look forward to her many contributions,” said Sam Zell, Equity Residential’s Chairman. “Her experience as an equity investor as well as her deep knowledge of finance, accounting, management and capital markets make her an excellent addition.”

“One of our most important roles as Trustees is to continually refresh and strengthen our Board,” said Mark. J. Parrell, Equity Residential’s President and CEO. “Angela is our fourth new Trustee over the last three years. We have been very fortunate to find terrific new Trustees who bring different and valuable perspectives, backgrounds and life experiences to replace the three long-serving Trustees who have retired.”

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract high quality long-term renters. Equity Residential owns or has investments in 305 properties consisting of 78,568 apartment units, located in Boston, New York, Washington, D.C., Seattle, San Francisco, Southern California and Denver. For more information on Equity Residential, please visit our website at www.equityapartments.com.